EXHIBIT 99.1

FNB United Corp. Announces One-for-One Hundred Reverse Stock Split

Shares of Common Stock Will Begin Trading on a Split-Adjusted Basis on November 1, 2011

ASHEBORO, N.C., Oct. 31, 2011 (GLOBE NEWSWIRE) -- FNB United Corp. (Nasdaq:FNBN), parent company of CommunityONE Bank, N.A. and Bank of Granite, today announced that it has completed the effectiveness of a one-for-one hundred reverse stock split of its common stock. The reverse stock split was adopted by the Company's board of directors and approved by the Company's shareholders at the 2011 Annual Meeting of Shareholders held on October 19, 2011.

A purpose of reverse stock split is to increase the per share trading price of the Company's common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market. As a result of the reverse stock split, every one hundred (100) shares of the Company's common stock issued and outstanding prior to the opening of trading on November 1, 2011 will be consolidated into one (1) issued and outstanding share.   No fractional shares will be issued as a result of the reverse stock split. Instead, any fractional share resulting from the reverse stock split will be rounded up to the next largest whole share.

Trading of the Company's common stock on The Nasdaq Capital Market will continue, on a split-adjusted basis, with the opening of the markets on Tuesday, November 1, 2011, under new CUSIP number 302519 202. Shares of the Company's common stock will trade under the symbol "FNBND" for a period of 20 trading days, to designate that it is trading on a post-reverse split basis. The common shares will resume trading under the symbol "FNBN" after that 20-day period.   Immediately subsequent to the reverse stock split, there will be approximately 21,096,390 of the Company's common shares issued and outstanding.

The Company has retained its transfer agent, Registrar & Transfer Company (R&T), to act as its exchange agent for the reverse split. R&T will provide shareholders of record as of the effective date a letter of transmittal providing instructions for the exchange of their certificates. Shareholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers' particular processes, and will not be required to take any action in connection with the reverse stock split. Shareholders should not destroy any stock certificates and should not submit any certificates for exchange until requested to do so in accordance with the materials to be distributed by R&T.

Former Bank of Granite Corporation stockholders that have the right to receive shares of the Company's common stock as merger consideration in connection with the Company's acquisition of Bank of Granite on October 21, 2011 will receive their shares on a split-adjusted basis.

For more information regarding the Company's reverse stock split, please refer to the Joint Proxy Statement/Prospectus dated September 15, 2011, filed by the Company with the Securities and Exchange Commission on September 16, 2011.

About FNB United Corp.

FNB United Corp. is the Asheboro, N.C.-based bank holding company for CommunityOne Bank, N.A. and Bank of Granite. Opened in 1907, CommunityOne Bank operates 45 offices in 38 communities throughout central, southern and western North Carolina, and offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services. Founded in 1906, Bank of Granite operates 18 full-service banking offices in seven North Carolina counties—Burke, Caldwell, Catawba, Iredell, Mecklenburg, Watauga and Wilkes.

CONTACT: Dave Nielsen (336) 626-8343
         Dave.Nielsen@MyYesBank.com